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Exhibit 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Chateau Communities, Inc. or CP Limited Partnership on Form S-8 (File Nos. 33-84616 and 333-28583) and Form S-3 (File Nos. 333-36323, 333-28703, 333-4544,
333-4544-01, 333-43981, 333-74399, and 333-38307) of our report dated February
8, 2000, on our audits of the consolidated financial statements and financial statement schedule of Chateau Communities, Inc. and CP Limited Partnership, respectively, as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which reports are included in the Annual Reports on Form 10-K, respectively.


PRICEWATERHOUSECOOPERS LLP


Denver, CO
March 29, 2000